Exhibit 10.1

Amendment to Employment Agreement

This amendment dated as of August 6, 2012 (“Amendment No. 3”) is made to the Executive Employment Agreement (“Agreement”), dated as of November 17, 2007, between GXS, Inc., a Delaware corporation (“GXS”), and Robert E. Segert (“Employee”).

Recitals

Whereas GXS and Employee wish to amend and modify the Agreement, pursuant to Section 9.E,

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Section 7. (C)  and (D) of the Agreement shall be modified to read in its entirety and subsequent sections re-ordered as follows:

Section 7.       Termination

(C )           Termination Without Cause. If the Employee is terminated without “Cause” the Employee will receive, as severance, (i) continuation of the Employee’s then current salary and, subject to applicable tax law, medical benefits for twelve (12) months, (ii) an immediate lump sum payment of the Employee’s then annual target bonus plus a pro-rata amount of the Employee’s then annual bonus target (less any payment made under the current plan year), and (iii) twelve (12) months vesting acceleration with respect to the Employee’s then outstanding equity compensation.

In the event of a Change of Control (as defined in Appendix A), the Employee is not offered a Comparable Position (as defined in Appendix A), and the Employee terminates his employment with GXS, or its successor, within 12 months of the Change of Control then such termination will be deemed to be a termination without Cause.

In the event of a Change of Control (as defined in Appendix A), and if during the period commencing one (1) month prior to the execution of the definitive agreement for a Change of Control and twelve (12) months following the close of the Change of Control the Employee is terminated without Cause or the Employee resigns for Good Reason (as defined in Appendix C), the Employee will receive the following severance: (i) eighteen (18) months continuation of the Employee’s then current salary and, subject to applicable tax law, medical benefits, and (ii) an immediate lump sum payment equivalent to eighteen (18) months of the Employee’s then annual bonus target plus a pro-rata amount of the Employee’s then annual bonus target.

In the event of a Change of Control (as defined in Appendix B), the Employee will receive full acceleration with respect to the Employee’s then outstanding equity compensation.

(D)           Resignation.  Except as provided in Section 7(C), if the Employee resigns employment for any reason other than for Good Reason, the Employee shall receive only (i) the Base Salary earned and unpaid as of the date of termination and (ii) that portion, if any, of the bonus, which under the terms of the Management Bonus Plan, has been earned at the completion of a specified period for measuring and payment of the bonus under the Management Bonus Plan but which has not yet been paid.  Employee’s right to all other benefits provided for hereunder shall cease as of the date of the termination, unless otherwise required by law.  Upon receipt of notice of the Employee’s resignation, or at any time during the notice period given by the Employee, GXS may, at its option, relieve Employee of any or all of Employee’s duties, or may terminate Employee, and Employee shall be entitled only to payment of compensation earned and unpaid as of the date of termination.

(E)           Duties Following Termination.  Upon termination of employment and/or this Agreement, the Employee shall cooperate with GXS, as reasonably requested by GXS, to effect a transition of Employee’s responsibilities and to ensure that GXS is aware of all matters being handled by Employee.  Employee shall also, upon reasonable notice, furnish such information and proper assistance to GXS as may be reasonably required by GXS in connection with any litigation in which it is or may become a party.

(F)           Compliance with Section 409A To the extent that Section 409A of the Internal Revenue Code (“Code”) applies to any payment or election required under this Agreement, such payment or election shall be made in conformance with the provisions of Section 409A of the Code.  Certain provisions of this Agreement are intended to constitute a separation pay arrangement that does not provide for the deferral of compensation subject to Section 409A of the Code and, if any such provision is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A.  The remaining provisions of this Agreement are intended to comply with the provisions of Section 409A of the Code (to the extent applicable) and, to the extent that Section 409A applies to any provision of this Agreement and such provision is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with the provision complying with the applicable provisions of Section 409A of the Code (including, but not limited to the requirement that any payment made on account of the Employee’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations issued thereunder) (“Separation from Service”), shall not, if such Employee is a Specified Employee (within the meaning of Section 409A(a)(2)(B)(i) of the Code and the regulations issued thereunder), be made earlier than the first business day of the seventh month following the Employee’s Separation from Service, or if earlier the date of death of the Employee).  Any payment that is delayed in accordance with the foregoing sentence shall be made on the first business day following the expiration of such six (6) month period.

(G)           Release Requirement.  Notwithstanding anything herein to the contrary, receipt of severance is contingent on the Employee’s signing GXS’ standard termination agreement, which will include a complete release for the benefit of GXS, and such release becoming irrevocably effective.  The Employee will have a period of at least 21 days following termination of the Employee’s employment to sign and return the release (the “release period”).  To the extent the release period spans more than one calendar year, severance shall accrue from the date of termination, with the first severance payment being provided to the Employee no earlier than the first regularly scheduled payroll date in the second calendar year.

(H)           280G Provision.  In the event as a result of the payment of any amounts hereunder, the Employee would be subject to excise taxation under Section 4999 of the Code, payment shall be either (i) provided in full, or (ii) reduced so as to provide that the Employee is not subject to such excise taxation, whichever of the foregoing results in the greatest after-tax amount to the Employee.  Any calculations to determine payment in accordance with this provision shall be performed by either GXS’ legal counsel or independent auditors.  To the extent payments are reduced, first cash payments will be reduced, in reverse order of payment, then vesting acceleration, if any, in reverse order of specified vesting (ignoring vesting acceleration), and then all other payments and benefits pro rata.

 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, to be effective as of the day and year first above written.

Employee:		GXS, Inc.:

/s/ Robert E. Segert		By:	/s/ George Hall, SVP, Human Resources

Date:	August 6, 2012	Date:	August 6, 2012

APPENDIX A

“Change of Control” means the occurrence of one of the following events:

(i)            the consummation of a merger or consolidation of the Company (defined for purposes of this Subsection to include GXS, Inc. and any "Person" in "Control" (as defined below) of GXS, Inc.) with or into any other entity pursuant to which the stockholders of the Company, or applicable, immediately prior to such merger or consolidation hold less than 50% of the voting power of the surviving entity;

(ii)           the sale or other disposition of all or substantially all of the Company's assets or any approval by the stockholders of the Company of a plan of complete liquidation of the Company;

(iii)          any acquisition by any person or persons (other than the direct and indirect stockholders of the Company immediately after the Effective Date) of the beneficial ownership of 50% or more of the voting power of the Company's equity securities in a single transaction or series of related transactions; provided, however, that an underwritten public offering of the Company's securities shall not be considered a Change in Control; or

(iv)          any change in the composition of the Board over a two-year period such that the directors at the beginning of the period and new directors elected during that period and approved by two-thirds of the incumbent directors cease to constitute at least a majority of the Board. provided, however, that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

“Control” shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of a Person.

“Person” shall mean and refer to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

A position is not a “Comparable Position" if the Employee is not permitted to continue in a position comparable to the position held before the applicable event.  For a position to be deemed not to be comparable, one or more of the following must occur: (i) a material diminution in the combined Base Salary and Bonus target; (ii) a material diminution in authority, duties or responsibilities; (iii) a material diminution in the budget over which the Employee retains authority; or (iv) a material change in the geographic location at which the Employee is regularly required to provide services.

APPENDIX B

“Change of Control” means, except as otherwise limited by the Award Agreement, the occurrence of one of the following events:
(i)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Principal or a Related Party of a Principal;

(ii)	the adoption of a plan relating to the liquidation or dissolution of the Company;
(iii)
the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than the Principals and their Related Parties or a Permitted Group becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; provided that this clause (iii) will not apply to the acquisition of the Company by one or more direct or indirect holding companies with no other material assets or operations, the Voting Stock of which is Beneficially Owned, immediately after such acquisition, by the Persons who Beneficially Owned the Voting Stock of the Company immediately prior to such acquisition (and in substantially the same proportions);

(iv)
the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); or

(v)
any change in the compensation of the Board over a twelve month period such that the directors at the beginning of the period and new directors elected during that period and approved by two-thirds of the incumbent directors cease to constitute at least a majority of the Board.

provided, however, that a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.  For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

Note: Unless defined in this Appendix B, capitalized terms used above shall be as defined in the 2010 GXS Group, Inc. Long Term Incentive Plan, Amended May 10, 2012

APPENDIX C

Good Reason means:

(i)	a material diminution in your combined base salary and bonus target, if applicable;
(ii)	a material diminution in your authority, duties or responsibilities;
(iii)	a material diminution in the budget over which you retain authority, if applicable;
(iv)	a material change in the geographic location at which you are regularly required to provide services;
(v)	a material breach of this agreement by GXS;
(vi)	a Change of Control (as defined in Appendix A) and a failure to offer a Comparable Position (as defined in Appendix A) for 12 months thereafter